UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Fantex, Inc.

(Name of Registrant as Specified in Its Charter)

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April 10, 2015

Dear Fellow Stockholder:

On behalf of the Board of Directors of Fantex, Inc., a Delaware corporation, I cordially invite you to attend our Annual Meeting of Stockholders on Wednesday, May 27, 2015, at our corporate headquarters located at 330 Townsend Street, Suite 234, San Francisco, California 94107 at 10 a.m. (Pacific Time).

The notice of meeting and proxy statement that follow describe the business we will consider at the annual meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may authorize a proxy to vote by telephone, via the Internet, by mail or in person as described in the proxy statement.

Thank you for your continued support of Fantex, Inc.

Sincerely yours,

/s/ Cornell “Buck” French
Cornell “Buck” French
Chief Executive Officer and Director

Fantex, Inc.

330 Townsend Street, Suite 234

San Francisco, California 94107

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Fantex, Inc. (“Fantex,” “we,” “us” and “our”):

Please join us for the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Fantex, Inc., a Delaware corporation. The meeting will be held at 10 a.m. (Pacific Time), on Wednesday, May 27, 2015, at our corporate headquarters located at 330 Townsend Street, Suite 234, San Francisco, California 94107.

The purposes of the Annual Meeting are:

(1)	To elect two directors, each to serve until the 2018 Annual Meeting of Stockholders or until his successor is duly elected and qualified;
(2)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
(3)	To transact any other business properly introduced at the Annual Meeting or at any continuation, postponement or adjournment of the Annual Meeting.

You must own shares of Fantex, Inc. common stock of record at the close of business on April 6, 2015, the record date for the Annual Meeting, or hold a valid proxy from a record holder as of the record date, to attend and vote at the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. If you plan to attend, please bring proper photo identification and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on April 6, 2015. Regardless of whether you will attend, please authorize your proxy electronically through the Internet or by telephone or by completing and mailing your proxy card so that your votes can be cast at the Annual Meeting in accordance with your instructions. For specific instructions on authorizing a proxy, please refer to the instructions on the proxy card, or if your shares are held in street name, the instructions provided by your broker, bank or other nominee. Authorizing a proxy in any of these ways will not prevent you from voting in person at the Annual Meeting if you are a stockholder of record as of the record date for the Annual Meeting or if you hold a proxy from a record holder.

By Order of the Board of Directors,

/s/ William Garvey
William Garvey
Chief Legal Officer and Secretary

The enclosed proxy statement is dated April 10, 2015 and is being made available to stockholders on or about April 17, 2015.

PROXY STATEMENT FOR THE ANNUAL 2015 MEETING OF STOCKHOLDERS

GENERAL

The Board of Directors of Fantex, Inc. is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, which we may refer to as the “Annual Meeting,” to be held at 10 a.m. (Pacific Time), on Wednesday, May 27, 2015 at our corporate headquarters located at 330 Townsend Street, Suite 234, San Francisco, California 94107, or at any adjournment or postponement of that meeting. We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.”

This Proxy Statement and accompanying proxy card are being made available beginning April 17, 2015 in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting. A copy of our Annual Report to Stockholders for the 2014 fiscal year, including financial statements, is being made available simultaneously with this Proxy Statement to each stockholder.

Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on May 27, 2015

The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2014 Annual Report are available at www.proxyvote.com. Website addresses referred to in this Proxy Statement are not intended to function as hyperlinks, and the information contained on any such website is not a part of this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials? Our Board of Directors is making these materials available to you in connection with Fantex, Inc.’s Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

(1)	Call 1-800-690-6903;
(2)

Log on to the Internet at www.proxyvote.com and follow the instructions at that site. The website address for authorizing a proxy by Internet is also provided on your Notice, as well as your unique 12 digit control number needed to access the Company’s Annual Meeting information located at www.proxyvote.com; or

(3)

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly. If you return your signed proxy card to us before the Annual Meeting, your shares will be voted as you direct.

Telephone and Internet proxy authorizations will close at 11:59 p.m. (Eastern Time) on May 26, 2015. If you authorize a proxy, unless you indicate otherwise, the persons named as your proxies will cast your votes FOR all of the nominees for election as directors named in this Proxy Statement and FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. The persons named as proxies will vote in their discretion on any other business properly introduced at the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Where and when is the Annual Meeting? The Annual Meeting will be held at 10 a.m. (Pacific Time) on Wednesday, May 27, 2015 at our headquarters located at 330 Townsend Street, Suite 234, San Francisco, California 94107.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors and the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm.

Who can attend the Annual Meeting? All of our stockholders as of the close of business on April 6, 2015, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present proper photo identification for admittance. Authorizing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 6, 2015 to gain admittance to the Annual Meeting. If you need directions to the Annual Meeting or have questions regarding how to vote your shares in person at the Annual Meeting you can email us at IR@fantexinc.com.

What am I voting on? At the Annual Meeting, you may consider and vote on:

(1)	the election of two directors to serve until the 2018 Annual Meeting of Stockholders;
(2)	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and
(3)	any other business properly introduced at the Annual Meeting.

What are the Board’s recommendations? The Board recommends a vote:

•	FOR the election of each nominee named in this Proxy Statement (see Proposal No. 1); and
•	FOR ratification of the appointment of Deloitte & Touch LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (see Proposal No. 2).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board and in their discretion on any other business properly introduced at the Annual Meeting.

Who may vote? You may vote if you owned shares of our common stock at the close of business on April 6, 2015, which is the record date for the Annual Meeting. You are entitled to cast one vote in the election of directors for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter properly presented at the Annual Meeting for each share of common stock you owned as of the record date.

Who counts the votes? A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the inspector of the election.

What is a quorum for the Annual Meeting? The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present. As of the record date of April 6, 2015, we had 101,944,900 shares of common stock outstanding, which consists of our series platform common stock and each series of tracking stock outstanding on April 6, 2015. Accordingly, 50,972,451 shares must be represented by stockholders present at the Annual Meeting or by proxy in order to have a quorum.

If a quorum is not present at the Annual Meeting, the Chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of April 6, 2015, without notice other than announcement at the meeting. We may also postpone the Annual Meeting to a date that is not later than 120 days after the original record date or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of all the votes cast in the election of directors.

To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a stockholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then:

•

With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors; and

•	With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares on this matter if no instructions are received from you.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. However, you will still be counted as present for purposes of determining whether a quorum is present.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•	Filing written notice of revocation with our Secretary before our Annual Meeting at the address shown on the front of this Proxy Statement or at our Annual Meeting;
•	Submitting another properly completed proxy bearing a later date; or
•	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the two proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Conflicts Committee are available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

NO PERSON IS AUTHORIZED ON OUR BEHALF TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION AND/OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL UNDER NO CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

The date of this Proxy Statement is April 10, 2015.

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO A THREE-YEAR TERM EXPIRING AT THE 2018 ANNUAL MEETING OF STOCKHOLDERS

Fantex, Inc.’s Board is currently divided into three classes. At the Annual Meeting, our stockholders will elect two directors to serve until our 2018 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee (“Governance Committee”). They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent analytical inquiries, financial sophistication, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of Fantex, Inc. and each of the nominees has consented, if elected as a director, to serve until his term expires.

Your proxy holder will cast your votes for each of the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

Based upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated each of Cornell “Buck” French and Terdema Ussery for election as a Class I director to our board. If elected, each director nominee would serve a three-year term expiring at the close of our 2018 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. Each of Messrs. French and Ussery currently serve on our board of directors, and has agreed to be named in this proxy statement and to serve as a director if elected.

Cornell “Buck” French, age 49, has served as our Director and Chief Executive Officer since our founding in September 2012. Mr. French has also served as the Chief Executive Officer and a director of our parent, Fantex Holdings, since its inception in September 2012. Mr. French co‑founded OnLink Technologies, which was later sold to Siebel Systems, Inc. in 2000. Mr. French served as the President, CEO and Chairman of Securify, Inc. from December 2004 to October 2008, through its sale to Secure Computing. Mr. French previously served as a partner at technology venture capital firm JPMorgan Partners, and held the role of Vice President and General Manager of the Interactive Selling Group at Siebel. He is a former Director of Zilliant, Inc., WebCollage, Inc., Axentis, Inc. and several other private companies. Mr. French received an MBA from Harvard University in 1996 and a B.S. in Economics and General Engineering from the U.S. Military Academy at West Point in 1989. Mr. French brings to the Board extensive management, business development, financial and strategic planning experience.

Terdema Ussery, age 56, has served on the board of directors of Fantex, Inc. since June 2013. Mr. Ussery has also served as the President and Chief Executive Officer of the Dallas Mavericks since April 1997. Prior to joining Fantex, Mr. Ussery has served as Chief Executive Officer of HDNet LLC from September 2001 until June 2012. Mr. Ussery also serves as an Alternate Governor for the Mavericks on the NBA Board of Governors. He has served as Lead Independent Director of Treehouse Foods Inc. since June 6, 2005 and as a member on its Governance & Nominating, Audit and Compensation Committees. Mr. Ussery previously served as Director of Timberland Co. from May 19, 2005 until September 13, 2011, where he also served as Timberland’s Lead Independent Director and as a member of its Audit, Compensation, Governance & Nominating and Corporate & Social Responsibility committees. He also served as a director of Entrust, Inc., from December 2006 to November 2009, and as a member of its Audit Committee from 2007 to 2009. In addition, Mr. Ussery served as the President of Nike Sports Management from 1993 to 1996 and was the Commissioner of the Continental Basketball Association from 1991 to 1993, and Deputy Commissioner and General Counsel of the CBA from 1990 to 1991. Mr. Ussery received a B.A. from Princeton’s Woodrow Wilson School of Public and International Affairs in 1981, an M.P.A. from John F. Kennedy School of Government at Harvard University and a J.D. from the University of California at Berkeley in 1987. Mr. Ussery has extensive experience working with athletes and other high‑profile individuals as well as with sports associations and brings to our board of directors extensive industry knowledge and management experience.

The Board of Directors recommends that the stockholders vote “For” the two nominees listed above.

Directors Not Standing for Election

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

John H. Costello, age 67, has served on the board of directors of Fantex, Inc. since July 2013. Mr. Costello has been the President, Global Marketing & Innovation, at Dunkin Brands Group, Inc. since March 2013 and has previously served as its Chief Global Marketing & Innovation Officer. He also serves on the board of directors of Yellowstone Park Foundation and as a Board Advisor to Criteo, Inc. Prior to joining Dunkin Brands in 2009, Mr. Costello served as the Chief Executive Officer and director of Zounds, Inc. from September 2007 through January 2009. From October 2006 to August 2007, he served as President of Consumer and Retail for Solidus Networks, Inc. (d/b/a Pay By Touch). Mr. Costello has also previously served on the boards of directors of the Association of National Advertisers Inc., The Quaker Oats Company, The Bombay Company, Aspen Marketing Services, Inc., Ace Hardware Corporation and various other public and private companies, as well as serving on the Board of Trustees of the American Film Institute. In addition, Mr. Costello has held leadership roles at several companies, including serving as President of Nielsen Marketing Research U.S., Chief Executive Officer of MVP.com, Inc., Executive Vice President of Merchandising and Marketing at The Home Depot, Senior Executive Vice President of Sears, Senior Vice President of Marketing and Sales at Pepsi‑Cola, USA and Chief Global Marketing Officer of Yahoo!. Mr. Costello received a B.S. in Industrial Management from the University of Akron in 1968 and an MBA from Michigan State University in 1970. Mr. Costello brings to our board of directors extensive operational and marketing experience.

Shahan Soghikian, age 56, has served on the board of directors of Fantex, Inc. since June 2013. Mr. Soghikian is a co‑founder and Managing Director of Panorama Capital, a venture capital firm which invests in early to mid‑stage technology and life sciences companies. Mr. Soghikian began his investment career when he joined JPMorgan Partners in 1990, where he most recently served as head of its venture capital program until the formation of Panorama in 2006. Between 1994 and 1998, he was responsible for developing and managing JPMorgan Partners’ European investment team and was based in London. Mr. Soghikian was previously a member of the mergers and acquisitions group at both Bankers Trust, Inc. and Prudential‑Bache Securities, Inc. (currently known as Prudential Equity Group, LLC). Mr. Soghikian currently serves on the board of directors of Beyond The Rack, Inc. and WGT.com. Prior to this, he served as a director of SquareTrade, Inc., Tidal Software, Inc., Yipes Communications, Inc., Validity Sensors, Inc. and AECOM, Inc., among other board memberships, including as a member of the audit committee on the board of directors of Digital Island, Inc. and Petco Animal Supplies, Inc. In addition, Mr. Soghikian is currently a trustee of Pitzer College where he serves as Chair of the Board of Trustees, serves as a director of Children’s Hospital and Research Center Oakland and on the Board of UCSF Benioff Children’s Hospital, where he chairs the Quality and Safety Committee. Mr. Soghikian received a B.A. in Biology from Pitzer College in 1980 and an M.B.A. from the UCLA Anderson School of Management. Mr. Soghikian is a longtime investor of over two decades and brings to our board of directors extensive investment and valuation experience.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

David Beirne, age 51, has served as the Chairman of our board of directors since March 2013. Mr. Beirne also serves as the Chairman on the board of directors of Fantex Holdings since its inception in September 2012. Mr. Beirne was a general partner at Benchmark Capital, LLC from March 1997 until his retirement from the firm in September 2007. Mr. Beirne served as an advisor and limited partner to Benchmark until 2012. Mr. Beirne served on the boards of Blazent Corporation, Vontu, Inc., Securify, Inc., 1(800) Flowers, Kana Corp. and several other private companies. Prior to joining Benchmark, Mr. Beirne was co‑founder of Ramsey/Beirne Associates, Inc., an executive search firm, where he served as CEO from October 1987 to June 1997. Mr. Beirne also serves on the Board of Directors of several nonprofit organizations. Mr. Beirne received a B.S. in Business Administration and Management from Bryant University in 1985. Mr. Beirne has developed a nationwide reputation for recruiting high‑profile executives and brings to the Board extensive recruiting, management and operational experience.

C. William Hosler, age 51, has served on the board of Fantex, Inc. since August 2013. Mr. Hosler also currently serves as Chief Financial Officer and a director of Catellus Acquisition Company, LLC, a company engaged in commercial real estate property ownership, management and development. Prior to assuming his current role at Catellus Acquisition Company, LLC in March 2011,

Mr. Hosler provided consulting services to Rockwood Capital and TPG Capital, two private investment firms, from November 2008 to March 2011. Mr. Hosler served as Chief Financial Officer of Marcus & Millichap Holding Companies, a privately held investment and real estate services company, from January 2008 to November 2008. Prior to that, from June 2007 through December 2007 and July 2006 until June 2007 Mr. Hosler was a consultant to and Chief Financial Officer of Mirion Technologies, a privately‑held radiation detection, measuring and monitoring company. Mr. Hosler served as Chief Financial Officer of Catellus Development Corporation, a publicly traded real estate company, from 1999 to 2005, and, prior to Catellus, he was Chief Financial Officer of the Morgan Stanley Real Estate Funds where he served on the Investment Committee. Mr. Hosler currently serves as a director of PacWest Bancorp and as a member of its audit committee, corporate governance committee, and compensation committee. In addition, Mr. Hosler serves on the board of directors, audit committee and corporate governance and nominating committee of Parkway Properties, Inc., a public, self‑administered real estate investment trust. Mr. Hosler received a B.S. in Chemical Engineering from the University of Notre Dame and an M.B.A from the University of Virginia. Mr. Hosler brings to the board significant experience in investment and finance, as well as his experience as a Chief Financial Officer of a publicly traded company.

Ronald Machtley, age 66, has served on the board of directors of Fantex, Inc. since June 2013. Mr. Machtley has served as president of Bryant University since 1996 and was previously a Republican member of the United States House of Representatives from Rhode Island from 1989 to 1995. Mr. Machtley also currently serves on the boards of directors of five separate affiliate entities of Amica Insurance, including Amica Mutual Insurance Company, where he also served as a member of its Finance, Nominating, Executive Compensation, and Audit Committees. He also currently serves on the board of directors of Cranston Print Works, Inc., Rhode Island Foundation and Preservation Society of Newport, among other organizations. From 1994 until 1995, Mr. Machtley served as a Partner at Wilkinson, Barker, Knauer & Quinn, a law firm in Washington D.C. Mr. Machtley has also previously served as a director of Covansys Corp. Mr. Machtley received a B.S. from the United States Naval Academy in 1970 and a J.D. from Suffolk University Law School in 1978. Mr. Machtley brings to our board of directors extensive management experience.

Executive Officers

The executive officers of Fantex, Inc. are set forth below with their ages and position(s) as of April 1, 2015:

Name	Age	Position(s)
Cornell “Buck” French	49	Director and Chief Executive Officer
David Mullin	62	Chief Financial Officer
William Garvey	50	Chief Legal Officer and Secretary

Executive Officer Biographical Information

The following biographical information is furnished with regard to Fantex, Inc.’s executive officers (except for Mr. French, whose biographical information appears above under the section “Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders”)  as of April 1, 2015.

David Mullin has served as our Chief Financial Officer since our founding. Mr. Mullin also serves as the Chief Financial Officer of our parent, Fantex Holdings since its inception in September 2012. Mr. Mullin has most recently served as a CFO of Become, Inc. from April 2010 to August 2011. Prior to joining Become, Mr. Mullin has served as the Chief Operating Officer and CFO of Securify, Inc. from March 2005 to October 2008. Mr. Mullin also served as the Executive Vice President and CFO of NP Test, Inc. from September 2003 to October 2004, and Terawave Communications, Inc. Mr. Mullin was the CFO of Borland International from 1995 to 1996, Smart Modular Technologies from 1996 to 2000 and Vice President of Finance and Administration and CFO of OnLink Technologies, Inc. from 2000 to 2001. Mr. Mullin also held several senior finance executive positions, including at Sun Microsystems, Conner Peripherals, PriceWaterhouse Coopers, and Arthur Anderson. Mr. Mullin is a California Certified Public Accountant and received a B.A. in Business Administration from San Francisco State University in 1977.

William Garvey has served as our Chief Legal Officer and Secretary since April, 2014 and as the Chief Legal Officer and Secretary of our parent, Fantex Holdings since July 2013. From June 2009 to July 2013, Mr. Garvey was the Vice President, General Counsel and Secretary of iPass, Inc., a publicly-traded enterprise mobility services company. From April 2008 to April 2009, Mr. Garvey was Vice President, General Counsel and Secretary of ShoreTel, Inc., a publicly-traded provider of Internet Protocol unified communications systems for enterprises. From January 2005 to September 2007, Mr. Garvey served as General Counsel, Vice President of Corporate

Development, and Secretary of Rackable Systems, Inc. (now Silicon Graphics International Corp.), a publicly-traded computer server manufacturer. From September 1997 to December 2004, Mr. Garvey served as General Counsel, Vice President of Corporate Development and Secretary of Actuate Corporation, a publicly-traded software company and assisted Actuate in completing its initial public offering. Mr. Garvey holds a B.S. in applied sciences and engineering from the United States Military Academy and a J.D. from Stanford Law School.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2015. Pursuant to this appointment, Deloitte & Touche LLP will serve as our independent registered public accounting firm and report on our financial statements for the fiscal year ending December 31, 2015.

We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Deloitte & Touche LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Deloitte & Touche LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Deloitte & Touche LLP’s engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

Principal Accountant Fees and Services

Deloitte & Touche LLP’s fees for the fiscal years ended December 31, 2014 and 2013 were as follows:

	Fiscal Year Ended December 31
	2014	2013
Audit Fees	$1,055,000	$734,896
Audit-Related Fees	—	—
Tax Fees	26,500	20,000
All Other Fees	—	—
Total Fees	$1,081,500	$754,896

A description of the types of services provided in each category is as follows:

Audit Fees—Includes fees for professional services provided in connection with our annual audit, review of our quarterly financial statements, and services in connection with our SEC registration statements and securities offerings.

Audit-Related Fees—Includes access to accounting research database.

Tax Fees—Includes tax return preparation and other tax planning services incurred.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All of the services performed by Deloitte & Touche LLP subsequent to the initial public offering of the Company’s first tracking stock in April 2014 were pre-approved by the Audit Committee, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

OTHER MATTERS

We are not aware of any other matters that may properly be presented at the Annual Meeting. If any other matters are properly raised at the Annual Meeting or at any continuation, postponement or adjournment thereof, the proxy holders will vote on such matters in their discretion.

CORPORATE GOVERNANCE

Leadership Structure and Independence of the Board of Directors

Under our bylaws, the Board appoints our officers, including the Chief Executive Officer. The Board does not have a policy on whether the roles of the Chairman and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee and if they are to be combined, whether a lead independent director should be selected. However, the Board is committed to good corporate governance practices and values independent board oversight as an essential component of strong corporate performance. Fantex, Inc. currently separates the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for, and the day-to-day leadership and performance of, Fantex, while the Chairman provides guidance to the Chief Executive Officer and management, sets the agenda for Board meetings and presides over meetings of the full Board.  The Board believes that the current board leadership structure is best for Fantex and its stockholders at this time.

Our Board is currently chaired by Mr. Beirne. Our Board believes that Mr. Beirne’s service as our Chairman is in the best interests of our Company and our stockholders because Mr. Beirne was a founder of our parent company Fantex Holdings, Inc., possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and because he is the person best positioned to develop agendas that ensure that our Board’s time and attention is focused on the most critical matters. Our Board believes that his role as Chairman enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and the athletes with whom we work.

Because our common stock is not listed on a national securities exchange, we are not required to maintain a board consisting of a majority of independent directors nor to maintain an audit committee, nominating committee or compensation committee consisting solely of independent directors. Nevertheless, our board of directors has determined to generally comply with the listing requirements of the national securities exchanges. The independence definitions of the national securities exchanges generally include a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, the rules of the national securities exchanges would require our board of directors to make a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors currently consists of seven members. In March 2015, the Board undertook a review of the independence of each director and considered whether any director has a material relationship with Fantex, Inc. that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board determined that five of our current directors would qualify as “independent” directors in accordance with the general listing requirements of the national securities exchanges. Mr. French is not considered independent because he is an officer of Fantex and an employee and director of our parent company, Fantex Holdings. Mr. Beirne is not considered independent because he is a director and significant stockholder of our parent company, Fantex Holdings. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Each of Messrs. Costello, Hosler, Machtley, Soghikian and Ussery qualify as independent directors under the corporate governance standards of the NASDAQ Global Market.

There are no family relationships among any of our directors or officers other than Mr. Matthew Beirne, our Vice President of Business Development, who is the son of Mr. David Beirne, Chairman of our Board.

Role of the Board in Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its four standing committees, the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee and the Conflicts Committee, each of which addresses risks specific to their respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our Corporate Governance Guidelines. Our Compensation Committee

assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Conflicts Committee reviews any transaction with our parent company and its subsidiaries. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board Meetings

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. The Board held six regularly scheduled and special meetings in 2014 following the initial public offering of our first tracking stock to review significant developments, engage in strategic planning, and act on matters requiring Board approval. Each incumbent director attended an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he served, during the period that he served in 2014.

Executive Sessions of Non-Management Directors

Our non-management, independent directors intend to periodically meet without management present each time the full Board or a Board committee convenes in person for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management, independent directors will meet in executive session if circumstances warrant. Currently Mr. Soghikian serves as our lead independent director. Our independent directors did not meet without management present during 2014.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “—Communications with the Board.”

Board Attendance at Annual Meeting of Stockholders

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board encourages all directors to attend our annual meetings of stockholders. The Annual Meeting of Stockholders is our first annual stockholders’ meeting since the initial public offering of our first tracking stock in April 2014.

Board Committees

Our Board has established four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Conflicts Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NASDAQ Global Market, as amended or modified from time to time, with respect to each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All four of our standing committees is comprised exclusively of independent directors within the meaning of the NASDAQ listing standards. Additionally, our Board may from time to time establish other committees to facilitate the management of our company.

Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairman of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by applicable SEC regulations and NASDAQ Global Market corporate governance listing standards. Our Board has determined that each of our Audit Committee members is financially literate as that term is defined by NASDAQ Global Market listing standards. We have adopted a written Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;
•	the integrity of our financial statements and financial reporting process;
•	our disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;
•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm; and
•	our overall risk profile.

Our Audit Committee charter is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee is also responsible for the Audit Committee report included in this Proxy Statement. Mr. Hosler is Chairman, as well as our Audit Committee Financial Expert, and Messrs. Soghikian and Ussery are members of the Audit Committee. Following the completion of the initial public offering of our first tracking stock in 2014, the Audit Committee met a total of four times.

Our Board has determined that Mr. Hosler, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K and NASDAQ Global Market corporate governance listing standards. Our Board made a qualitative assessment of Mr. Hosler’s level of knowledge and experience based on a number of factors, including his formal education and experience as chief financial officer of three companies: Catellus Acquisition Company LLC, Marcus & Millichap Holding Companies and Catellus Development Corporation and his experience serving on the audit committees of a number of companies. Messrs. Hosler, Soghikian, and Ussery were each determined by our Board to be financially literate in accordance with NASDAQ listing rules based on their prior experience. Mr. Soghikian has extensive investment and valuation experience and has served on numerous boards of directors during his career. Mr. Ussery has supervised individuals responsible for financial preparation and reporting during the course of his career and reviewed public company financial processes and disclosure as both an officer and director of public companies.

Compensation Committee

Our Compensation Committee consists of three of our independent directors. We adopted a written Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•

reviewing and approving, at least annually, the performance goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other executive officers;
•	reviewing our executive compensation policies and plans;
•	assisting management in complying with our Proxy Statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual Proxy Statement (if required); and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our Compensation Committee charter is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities are consistent with our certificate of incorporation, bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended, applicable NASDAQ rules and other applicable law. Mr. Costello is Chairman and Messrs. Machtley and Ussery are members of the Compensation Committee. During 2014, the Compensation Committee did not meet formally.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a written Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•	identifying and recommending to the full Board qualified candidates for election as directors to fill vacancies on the Board or at any annual meeting of stockholders;
•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;
•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;
•	recommending to the Board nominees for each committee of the Board of Directors;
•	annually facilitating the assessment of the Board’s performance as a whole and of the individual directors, as required by applicable law, regulations and corporate governance listing standards; and
•	overseeing the Board’s evaluation of the performance of management.

Our Nominating and Corporate Governance Committee charter is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

Mr. Machtley is Chairman and Messrs. Costello and Soghikian are members of the Governance Committee. During 2014, our Governance Committee did not meet formally.

Conflicts Committee

Our Conflicts Committee consists of three of our independent directors. We adopted a written Conflicts Committee charter, which details the principal functions of the Conflicts Committee, including:

•	review and evaluate the terms and conditions of, and to determine the advisability of any transaction with our parent company or its subsidiaries;
•	determine whether a transaction with our parent company or its subsidiaries is fair to, and in our and our stockholders best interests; and
•	Recommend to the Board what action, if any, should be taken by the Board with respect to any transaction with our parent or its subsidiaries.

Our Conflicts Committee charter is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

Mr. Soghikian is Chairman and Messrs. Ussery and Hosler are members of the Conflicts Committee. During 2014, our Conflicts Committee met three times.

Compensation Committee Interlocks and Insider Participation

Since the date of the initial public offering of our first tracking stock, there have been no insider participations or compensation committee interlocks of the Compensation Committee. At all times since the completion of the initial public offering of our first tracking stock, the Compensation Committee has been comprised solely of independent, non-employee directors. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or compensation committee.

Nomination Process for Director Candidates

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills, and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of NASDAQ as described below.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent analytical inquiries, financial sophistication, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least one member of the Board and Audit Committee should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002, as defined by the rules of the SEC, and at least a majority of the Board must be independent as determined by the Board under the guidelines of NASDAQ.

All potential candidates are interviewed by the Chairman of the Board, the Governance Committee Chairman, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the Chief Legal Officer conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may nominate candidates to our Board. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors and how the candidate satisfies the Board’s criteria. The stockholder must also provide such other information about the candidate as is set forth in our bylaws and as would be required by the SEC rules to be included in a Proxy Statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of the stockholder’s holding of Fantex, Inc. tracking stock. All communications are to be directed to the Chairman of the Governance Committee, c/o Fantex, Inc., 330 Townsend St., Suite 234, San Francisco, California 94017, Attention: Chief Legal Officer. Subject to the exceptions set forth below under the heading “Stockholder Proposals—2016 Annual Meeting Proposals,” for any annual meeting, recommendations received less than 90 days or more than 120 days prior to the anniversary of the date of the prior year’s annual meeting will not be considered timely for consideration by the Governance Committee for that annual meeting.

Code of Business Conduct and Ethics

Our Board formally approved a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or potential conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the code.

Any waiver of the Code of Business Conduct and Ethics for our directors, executive officers and other principal financial officers must be approved by the Board or the appropriate committee thereof, and any such waiver shall be promptly disclosed as required by law or any stock exchange upon which our common stock is traded.

Our Code Business Conduct and Ethics is available on the Governance page of the Investor Relations section on our website at www.fantexbrands.com.

Communications with the Board

Stockholders and other interested parties may write to the entire Board or any of its members at Fantex, Inc., c/o William Garvey, Chief Legal Officer and Secretary, 330 Townsend St, Suite 234, San Francisco, California 94107. Stockholders and other interested parties also may e-mail the Chairman, the entire Board or any of its members c/o William Garvey, Chief Legal Officer and Secretary, at bill.garvey@fantex.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The Chief Legal Officer will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairman, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairman or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairman or any other director and will not be retained. Such material may be forwarded to local or federal law enforcement authorities.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairman and any other independent director on request. The independent directors grant the Chief Legal Officer discretion to decide what correspondence will be shared with our management and any personal employee communications may be shared with our human resources department if deemed appropriate. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation, as well as a proposed response, to the appropriate director(s). We also may attempt to communicate with the stockholder for any necessary clarification. Our Chief Legal Officer (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director(s), as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees the financial reporting process of Fantex, Inc., a Delaware corporation (the “Company”), on behalf of the Board of Directors (the “Board” ) of the Company, consistent with the Audit Committee’s written charter, management has the primary responsibility for preparation of the Company’s financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, our December 31, 2014 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with the Company’s management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 16, “Communication with Audit Committees,” as amended. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission.

The foregoing report has been furnished by the Audit Committee as of April 10, 2015.

C. William Hosler, Chairman

Shahan Soghikian

Terdema Ussery

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2014, our “named executive officers” and their positions were as follows:

• Cornell “Buck” French, Chief Executive Officer;
• David Mullin, Chief Financial Officer; and
• William Garvey, Chief Legal Officer and Secretary.

Currently, our employees, including our named executive officers, are employed by our parent, Fantex Holdings, and provide services to both Fantex, Inc. and Fantex Holdings. Except as the context otherwise requires or as otherwise noted, references in this section to “Fantex Holdings,” “company,” “we,” “us” and “our” refer to both Fantex Holdings and Fantex, Inc.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2013 and December 31, 2014.

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	Totals
Cornell “Buck” French	2014	200,000	—	—	—	—	—	—	200,000
Chief Executive Officer	2013	116,667	—	—	—	—	—	—	116,667
David Mullin	2014	200,000	—	—	—	—	—	—	200,000
Chief Financial Officer	2013	116,667	—	—	—	—	—	—	116,667
William Garvey	2014	200,000	—	—	—	—	—	—	200,000
Chief Legal Officer

Narrative to Summary Compensation Table

Salaries

Messrs. French and Mullin are parties to employment agreements with our parent, Fantex Holdings, which initially provided for annual base salaries of $200,000 for each of Messrs. French and Mullin. Pursuant to the terms of their employment agreements, in connection with the sale by us of 421,100 shares of our Fantex Series Vernon Davis in an initial public offering on April 28, 2014, the annual base salary for each of Messrs. French and Mullin was increased to $250,000. However, Messrs. French and Mullin voluntarily delayed the increase in their respective annual base salaries, and each continues to receive an annual base salary of $200,000. There is no provision to make the increase to an annual base salary of $250,000 retroactive.

Mr. Garvey’s annual base salary for 2014 was $200,000.

Bonuses

We did not grant bonuses to our named executive officers with respect to services performed in 2014.

Equity Compensation

We maintain the 2013 Equity Incentive Award Plan in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long‑term success. The 2013 Plan became effective as of April 28, 2014. No equity grants were made to our officers in 2014.

Other Elements of Compensation

Retirement Plans

We have established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full‑time employees. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre‑tax basis through contributions to the 401(k) plan. Currently, we do not match any portion of the contributions made by participants in our 401(k) plan. We believe that providing a vehicle for tax‑deferred retirement savings though a 401(k) plan will add to the overall desirability of our executive compensation package and further incentivize our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full‑time employees, including our named executive officers, are eligible to participate in our medical, dental and vision benefit plans. We may implement additional benefit and other perquisite programs as our compensation committee determines appropriate, though we do not expect any such additional benefits and perquisites to constitute a material component of our named executive officers’ compensation package.

No Tax Gross‑Ups

We do not make gross‑up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.

Additional Compensation Components

As we formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to our named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure at this time to properly attract, motivate and retain the top executive talent for which we compete.

Outstanding Equity Awards at Fiscal Year‑End

The following table summarizes the number of shares of Fantex Holdings’ common stock underlying outstanding equity incentive plan awards for Mr. Garvey as of December 31, 2014. Neither Messrs. French nor Mullin held any equity incentive plan awards as of December 31, 2014.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
William Garvey	35,416(1)	64,584	1.61	7/16/2023

(1)

The option vested as to 25% of the shares subject to the option on July 15, 2014 and will continue to vest as to 1/48th of the shares subject to the option each month thereafter, subject to Mr. Garvey remaining a service provider through each applicable vesting date.

Executive Compensation Arrangements

Messrs. French and Mullin

Our parent, Fantex Holdings, has entered into employment agreements with Messrs. French and Mullin. The following is a summary of the material terms of the agreements.

Under the agreements, Mr. French serves as the Chief Executive Officer and Mr. Mullin serves as the Chief Financial Officer of Fantex Holdings, reporting directly to the board of directors of Fantex Holdings and Chief Executive Officer, respectively. Mr. French also serves as a member of our board of directors. The term of the agreements will continue until the executive’s employment with Fantex Holdings is terminated.

Pursuant to the terms of the agreements, Messrs. French and Mullin each were to initially receive annual base salaries in the amount of $200,000. In connection with the sale by us of 421,000 shares of our Fantex Series Vernon Davis in an initial public offering on April 28, 2014, Messrs. French and Mullin became entitled to receive increased annual base salaries of $250,000, which amount may be increased from time to time in the discretion of Fantex Holdings’ board of directors or the compensation committee. However, Messrs. French and Mullin voluntarily delayed the increase in their respective annual base salaries, and each continues to receive an annual base salary of $200,000. Messrs. French and Mullin are also eligible to receive an annual discretionary cash performance bonus. The actual amount of any such bonuses will be based on the attainment of specified performance objectives established by the board of directors of Fantex Holdings. In addition, each executive will be entitled to participate in customary employee and executive benefit plans and programs as Fantex Holdings may from time to time offer.

In the event that Mr. French’s or Mr. Mullin’s employment is terminated without “cause” or by the executive for “good reason” (each, as defined in the applicable employment agreement), then in addition to any accrued amounts, the executive will be entitled to receive the following:

•	a lump‑sum payment in the amount of one times the executive’s annual base salary;
•	a lump‑sum payment in the amount equal to the pro rata portion of the executive’s annual bonus for the partial fiscal year in which the termination occurs;
•	company‑paid premiums for healthcare coverage continuation for up to 12 months after the date of termination; and
•

with respect to each then‑outstanding Fantex Holdings equity award or Company equity award, accelerated vesting of the number of shares subject to such award that would have vested during the 12‑month period following the termination date.

In the event that Mr. French’s or Mr. Mullin’s employment is terminated without “cause” or by the executive for “good reason” on or within the 30 days preceding, or during the one‑year period following, a “change in control” (as defined in the Fantex

Holdings, Inc. 2012 Equity Incentive Plan), each executive will be entitled to the severance benefits and payments described above, except that he will be entitled to a lump‑sum payment in the amount of two times, rather than one times, his annual base salary.

The executive’s right to receive the severance payments and benefits described above is subject to his delivery and non‑revocation of an effective general release of claims in favor of Fantex Holdings.

Furthermore, in the event of a change in control of Fantex Holdings, the executive will be entitled to accelerated vesting of all outstanding Fantex Holdings equity awards and Company equity awards then held, and in the event of a “change in control” (as defined in the Fantex, Inc. 2013 Equity Incentive Award Plan) of the Company, the executive will be entitled to accelerated vesting of all outstanding Company equity awards then held. In addition, to the extent that any payment or benefit would be subject to an excise tax imposed in connection with Section 4999 of the Code, such payments and/or benefits may be subject to a “best pay cap” reduction to the extent necessary so that the executive receives the greater of (i) the net amount of the payments and benefits reduced such that such payments and benefits will not be subject to the excise tax and (ii) the net amount of the payments and benefits without such reduction.

Mr. Garvey

Our parent, Fantex Holdings, entered into change in control severance agreement with Mr. Garvey on August 19, 2014. The following is a summary of the material terms of the agreement.

In the event of a “change in control” (as defined in the Fantex Holdings 2012 Equity Incentive Plan) of Fantex Holdings, Mr. Garvey will be entitled to accelerated vesting of 50% all outstanding unvested Fantex Holdings option and equity awards then held.

In the event that Mr. Garvey’s employment is terminated without “cause” or by Mr. Garvey for “good reason” (each, as defined in his change in control severance agreement) on or within the 30 days preceding, or during the one‑year period following, a “change in control,” then in addition to any accrued amounts, Mr. Garvey will be entitled to receive the following:

•	a lump‑sum payment in the amount of 50% of his annual base salary;
•	company‑paid premiums for healthcare coverage continuation for up to 6 months after the date of termination; and
•	with respect to each then‑outstanding Fantex Holdings option and equity award, full accelerated vesting of all shares subject to the award.

Mr. Garvey’s right to receive the severance payments and benefits described above is subject to his delivery and non‑revocation of an effective general release of claims in favor of Fantex Holdings.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2014. Other than as described below, none of our directors received any compensation for service as a member of our board of directors in 2014. We intend to review director compensation from time to time.  Mr. French, who served as our Chief Executive Officer during the year ended December 31, 2014, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. French is reported in the Summary Compensation Table included under “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	All Other Compensation ($)(2)	Total ($)
David Beirne	—	—	7,525	7,525
John Costello	—	—	—	—
C. William Hosler	—	—	—	—
Ronald Machtley	—	—	—	—
Shahan Soghikian	—	—	—	—
Terdema Ussery	—	—	—	—

(1)

As of December 31, 2014, each of our non-employee directors held a stock option to purchase 20,000 shares of common stock in our parent, Fantex Holdings. No non-employee director held any other equity award as of December 31, 2014.

(2)	Represents health and welfare plan premium costs in excess of company-paid health and welfare premiums paid on behalf of other participants.

RISK ASSOCIATED WITH COMPENSATION PLANS

For 2014, the Board has determined that the company’s compensation policies and practices for our employees are not reasonably likely to cause employees to take risks that would have a material adverse effect on the company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	—	—	7,500,000
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	7,500,000

(1)

Consists of the 2013 Equity Incentive Award Plan, which was adopted by our Board in connection with the closing of our first tracking stock public offering in April 2014, and provides for awards of options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units, performance awards, performance share awards, deferred stock awards, stock payment awards and other incentive awards to be available for employees and consultants of our company and our affiliates and for our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the common stock of Fantex as of March 31, 2015, by:

•	each of our directors;
•	each of our named executive officers;
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and
•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of our common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after March 31, 2015. Except as otherwise indicated in the footnotes to the table below, all of the shares reflected in the table are shares of Fantex common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 101,944,900 shares of Fantex common stock outstanding as of March 31, 2015.

Beneficial ownership representing less than 1% is denoted with an asterisk (*). Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of Fantex, 330 Townsend Street, Suite 234, San Francisco, CA 94107.

	Shares Beneficially
	Owned
Name of Beneficial Owner	Number	Percentage
Officers and Directors of Fantex(1)
Cornell “Buck” French(2)(4)	3,166	*
David Mullin	—	*
David Beirne(2)(4)(5)	121,346	*
John Costello	—	*
C. William Hosler	—	*
Ronald Machtley	—	*
Shahan Soghikian	—	*
Terdema Ussery	—	*
William Garvey	—	*
All directors and executive officers as a group (9 persons)	124,912	*
5% Stockholders of Fantex
Fantex Holdings, Inc.(1)(2)(3)	100,830,454	98.91%

(1)

Each of our officers and directors beneficially owns shares of Fantex Holdings capital stock. Cornell “Buck” French and David Beirne, two of our directors, beneficially own 20.84% and 33.91% of Fantex Holdings capital stock, respectively, and David Mullin, our Chief Financial Officer, beneficially owns 4.39% of Fantex Holdings capital stock. The other officers and directors own less than 2% of Fantex Holdings capital stock in the aggregate. In computing beneficial ownership of Fantex Holdings capital stock, we attributed securities to persons who possess sole or shared voting power or investment power with respect to those securities and included shares of Fantex Holdings capital stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days after March 31, 2015. Pursuant to their ownership interest in Fantex Holdings, Cornell “Buck” French, David Beirne and David Mullin together hold shares with a combined voting power over a majority of Fantex Holdings capital stock.

(2)

Cornell “Buck” French, David Beirne, John Elway, Joshua Levine and Bruce Dunlevie are each members of the board of directors of Fantex Holdings and as such, in effect, share voting power over substantially all of the total voting power of Fantex common stock as of March 31, 2015. Each disclaims beneficial ownership of the shares held by Fantex Holdings, except to the extent of any pecuniary interest therein.

(3)

Fantex Holdings owns 100% of our issued and outstanding platform common stock, which provides it with sole voting power over our common stock. Each share of platform common stock is entitled to one vote per share, giving Fantex Holdings substantially all of the voting power over the Fantex common stock as of March 31, 2015.

(4)

Cornell “Buck” French and David Beirne own 164 and 1,704 shares, respectively, of Fantex Series EJ Manuel, which shares were purchased pursuant to a standby purchase agreement entered into in connection with our Fantex Series EJ Manuel offering completed on July 21, 2014. Messrs. French and Beirne also own 502 and 1,648 shares, respectively, of Fantex Series Mohamed Sanu, which shares were purchased pursuant to a standby purchase agreement entered into in connection with our Fantex Series Mohamed Sanu offering completed on November 3, 2014. Messrs. French and Beirne also beneficially own 2,500 and 117,944 shares, respectively, of Fantex Series Alshon Jeffery, which shares were purchased pursuant to a standby purchase agreement entered into in connection with our Fantex Series Alshon Jeffery offering completed on March 19, 2015.

(5)

Consists of: (i) 86,932 shares directly owned by Mr. Beirne and (ii) 34,414 shares owned by Lily Beirne, which Ms. Beirne purchased pursuant to a standby purchase agreement entered into in connection with our Fantex Series Alshon Jeffery offering completed on March 19, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2014, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them except with respect to late Form 4 reports for Fantex Holdings, Inc., David Berine and Cornell “Buck” French in connection with their purchases of Fantex Series EJ Manuel on July 21, 2014 and for Fantex Holdings, Inc., David Beirne and Cornell “Buck” French in connection with their purchase of Fantex Series Mohamed Sanu on November 3, 2014.

RELATED-PARTY AND

OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

The following is a description of transactions since January 1, 2013, to which we have been a party, in which the amount involved exceeds the lesser of $120,000 or one percent of the Fantex, Inc.’s total assets at year end for the last two completed fiscal years, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change in control agreements, which are described under “Executive Compensation.” We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Parent Company

Our parent company, Fantex Holdings, owns approximately 98.91 % of our outstanding voting securities.

Equity Contributions

To date, we have relied primarily on our parent, Fantex Holdings, for liquidity and capital resources. Our parent contributed capital in the amount of $4.3 million for the year ended December 31, 2013. For the twelve months ended December 31, 2014, our parent contributed capital of $3.5 million. The contributed capital includes expenses paid by our parent on our behalf, as well as an equity contribution of $2.0 million on April 3, 2013 to provide additional working capital to finance our operating expenses. We expect our parent to continue to contribute capital at least through 2015.

Participation in the Offering of Fantex Series Alshon Jeffery

Fantex Holdings and Cornell “Buck” French, Dave Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10 per share, 400,000 shares, 2,500 shares, 83,580 shares and 83,580 shares, respectively, of Fantex Series Alshon Jeffery.  In addition, Mr. Beirne’s wife purchased 34,414 shares of Fantex Series Alshon Jeffery. Under the terms of the standby purchase agreement, these purchasers will not transfer, sell or otherwise dispose of any shares purchased by it for a period of 180 days after March 19, 2015 and have further represented that they will not sell any shares of Fantex Series Alshon Jeffery purchased in that offering absent a subsequent registration statement.

Participation in the Offering of Fantex Series Mohamed Sanu

Fantex Holdings and Cornell “Buck” French, Dave Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS, at the initial public offering price of $10 per share, 78,000 shares, 502 shares, 1,648 shares and 8,215 shares, respectively, of Fantex Series Mohamed Sanu. Under the terms of the standby purchase agreement, these purchasers will not transfer, sell or otherwise dispose of any shares purchased by it for a period of 180 days after October 31, 2014 and have further represented that they will not sell any shares of Fantex Series Mohamed Sanu purchased in that offering absent a subsequent registration statement.

Participation in the Offering of Fantex Series EJ Manuel

On July 21, 2014, Fantex Holdings and Cornell “Buck” French, Dave Beirne and Bruce Dunlevie, directors of Fantex Holdings, purchased from FBS at the initial public offering price of $10 per share, 250,000 shares, 164 shares, 1,704 shares and 26,000 shares, respectively, of our Fantex Series EJ Manuel. Under the terms of the standby purchase agreement, these purchasers will not transfer, sell or otherwise dispose of any shares purchased by it for a period of 180 days after July 18, 2014 and have further represented that they will not sell any shares of Fantex Series EJ Manuel purchased in that offering absent a subsequent registration statement.

Participation in the Offering of Fantex Series Vernon Davis

On April 28, 2014, Fantex Holdings purchased from FBS, at the initial public offering price of $10 per share, 102,454 shares of Fantex Series Vernon Davis in the initial public offering of our Fantex Series Vernon Davis and has represented that it will not sell any shares purchased in such offering absent a subsequent registration statement.

Participation in future Offerings of Fantex Convertible Tracking Series Stocks

We expect that Fantex Holdings and directors and officers of Fantex Holdings may purchase shares in future offerings of our tracking stocks pursuant to standby purchase agreements.

Indemnity Agreements

Our parent, Fantex Holdings, has agreed to indemnify each of our current contract parties under certain circumstances if the acquired brand income that we are purchasing from them under their respective brand contracts is reportable income to them and not deductible for United States federal income tax purposes. We are not a party to these indemnity agreements, and would have no direct or indirect obligation to the contract parties or our parent under these agreements. However, because our parent is a party to these agreements, we may be deemed to benefit from these agreements. In addition, to the extent such obligation of our parent to the contract parties impacts its financial stability and its continued ability to provide services under the management agreement, as discussed below, an adverse tax ruling may indirectly impact Fantex as a whole.

Management Agreement

We have entered into a management agreement with Fantex Holdings pursuant to which our parent has agreed to provide to us management and administrative services, including providing our executive management and other personnel as well as services relating to information technology support, brand management and other support operations, facilities, human resources, tax planning and administration, accounting, treasury and insurance. We have agreed to pay our parent 5% of the amount of the gross cash received by us, if any, pursuant to our brand contracts during any quarterly period as remuneration for the services provided. The amount of gross cash received used to calculate this 5% fee will include any portion allocated to a reduction of the carrying value on our financial statements but shall not take into account the changes in fair value of the brand contracts. As such, the service fee under the management agreement will be determined based on the total amount of actual cash received under the brand contracts in a given quarterly period prior to any adjustments for fair value and without regard to the expected cash receipts in such quarter as reflected in the financial statements for that quarter. To the extent we receive no cash for any period then we would not owe any fee for any services provided during that period. We may evaluate the service fee from time to time to assess the continued appropriateness of the percentage of our cash receipts upon which the service fee is calculated, in light of the services being provided by our parent at the time and cost of those services.

The agreement has an initial term through December 31, 2014, and will automatically renew for successive one‑year terms each December 31 unless either party provides written notice of its intent not to renew at least three months prior to such renewal. We may also terminate any specific service and/or the agreement, without penalty, with 30 days prior written notice to Fantex Holdings. Fantex Holdings may terminate any specific service and/or the agreement with 180 days prior written notice to us, but if we, using our commercially reasonable efforts, are unable to either perform the services ourselves or enter into a reasonable arrangement with a third party to perform the services that we are unable perform ourselves, then Fantex Holdings will continue to perform such services for an additional period of 180 days.

Our parent company allocated to us an aggregate expense of $1.1 million from our incorporation on September 14, 2012 through December 31, 2012, approximately $3.6 million for the year ended December 31, 2013 and approximately $3.5 million for the year ended December 31, 2014, for such services provided to us. In the immediate future, we do not plan to establish independent infrastructure that is dedicated to our business and we will continue to rely on our parent company for these services in accordance with the management agreement.

Indemnification Agreements

Our amended and restated certificate of incorporation provides that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S‑K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section and subject to this policy occurred or were ratified following the adoption of this policy.

All future material affiliated transactions and loans will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of our independent directors who do not have an interest in the transactions and who have had access, at our expense, to our independent legal counsel.

As provided by our Audit Committee charter, our audit committee is responsible for reviewing and approving in advance any related party transaction, other than matters relating to our parent company. Our Conflicts Committee is responsible for reviewing all of our related party transactions in which our parent company, its subsidiaries or affiliates is a party with an interest adverse to our interests. As such, the Conflicts Committee has reviewed and approved all purchases of our tracking stocks by our parent company and its affiliates as described in this section.

Review and Approval of Transactions with Related Persons

We have operated under our Code of Business Conduct and Ethics policy since the initial public offering of our first tracking stock in April 2014. As part of our Code of Business Conduct and Ethics, our officers, directors and employees are expected to engage in honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee and/or Conflicts Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party before approving such transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee or Conflicts Committee or our board of directors has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is a (i) a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) was, is or will be a participant, and in which any Related Party (as defined below) had, has or will have a direct or indirect interest or (b) any amendment or modification to such a transaction, arrangement or relationship, regardless of whether such transaction, arrangement or relationship has previously been approved in accordance with our policy. For purposes of this policy, a “Related Party” is:

•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of ours or a nominee to become a director of ours;
•

any person who is (or was) the beneficial owner of more than 5% of any class of our voting securities when the Related Party Transaction in question is expected to occur or exist (or when it occurred or existed);

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a director, officer, general partner or principal or serves in a similar position or in which such person has a 5% or greater beneficial ownership interest.

INCORPORATION BY REFERENCE

The Audit Committee Report reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and Proxy Statements, then you may contact our Investor Relations Department by: (a) mail at Fantex, Inc., Attention: Investor Relations, 330 Townsend Street, Suite 234, San Francisco, CA 94017, (b) telephone at (415) 592-5950, or (c) e-mail at investorrelations@fantexbrands.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

STOCKHOLDER PROPOSALS

2015 Annual Meeting Proposals

Our bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with certain disclosure requirements and other procedures provided for in our bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement and any procedural matters relating to these proposals.

2016 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2016 annual meeting of stockholders (the “2016 Annual Meeting”) pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Chief Legal Officer at the address set forth on the first page of this Proxy Statement no later than December 19, 2015; provided that if the date of the 2016 Annual Meeting is more than 30 days from May 27, 2016, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Any proposal should be addressed to our Chief Legal Officer and may be included in next year’s proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.

In addition, our bylaws currently require that we be given advance written notice of nominations for election as directors and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). Our Secretary must receive such notice at the address set forth in the Introduction not later than the close of business on February 27, 2016 and no earlier than January 28, 2016 for nominations and other matters to be presented at the 2016 Annual Meeting. However, in the event that the 2016 Annual Meeting is held before April 27, 2016 or after July 26, 2016, for notice by a stockholder to be timely it must be received no earlier than 120 days prior to the date of the 2016 Annual Meeting and not later than 90 days prior to the date of the 2016 Annual Meeting or, if later, the tenth day following the day on which we first made a public announcement of the date of such meeting.

OTHER MATTERS

Our Board of Directors knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are urged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.

By Order of the Board of Directors,

/s/ William Garvey

William Garvey
Chief Legal Officer and Secretary

San Francisco, California

April 10, 2015

FANTEX, INC. 330 TOWNSEND ST, STE 234 SAN FRANCISCO, CA 94107

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For	Withhold	For All	To withhold authority to vote for any
				All	All	Except	individual nominee(s), mark “For All
The Board of Directors recommends you vote							Except” and write the number(s) of the
FOR the following:							nominee(s) on the line below.
1.	Election of Directors			☐	☐	☐
Nominees

01	Cornell "Buck" French	02	Terdema Ussery

The Board of Directors recommends you vote FOR the following proposal:								For	Against	Abstain

2.	Proposal to ratify the appointment of Deloitte & Touche LLP as Fantex, Inc's independent registered public accounting firm for the fiscal year ended December 31, 2015.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

0000242174_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

FANTEX, INC.
Annual Meeting of Stockholders
May 27, 2015
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Cornell "Buck" French and David Mullin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of Fantex, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 am, Pacific Time on May 27, 2015, at 330 Townsend St., Suite 234, San Francisco, CA 94107, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY

Continued and to be signed on reverse side

0000242174_2 R1.0.0.51160